                                                                    EXHIBIT 99.1
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PRESS RELEASE                                           CONTACTS:

                                                        CCRI Corporation
                                                        800 828-0406
                                                        Malcolm McGuire

                                                        TAG Entertainment Corp.
                                                        310 277-3700
                                                        Steve Austin, President

                     TAG ENTERTAINMENT CORP. ANNOUNCED TODAY
                 THE CLOSING OF A $1.0 MILLION BRIDGE FINANCING

BEVERLY HILLS, CA, April 4, 2005 - TAG Entertainment Corp. (OTC Bulletin Board
TAGE), a full service entertainment company specializing in the production and distribution of family oriented motion pictures based in Beverly Hills,
California announced today that it has closed on a $1.0 million bridge financing with Satellite Strategic Finance Associates, LLC and Satellite Strategic Finance
Partners Ltd. The transaction was closed on March 30, 2005.

The bridge financing consists of a one year Senior Secured Note, the proceeds from which will be used for film productions, acquisitions and working capital, in accordance with the required use of proceeds. The Company also issued 500,000 warrants at the exercise price of $1.00. The Company has agreed to file a registration statement with the Securities and Exchange Commission, registering the resale of the shares to be issued upon exercise of the warrants.

Mr. Steve Austin, Chairman & CEO said: "We are very pleased to close this financing transaction with Satellite Asset Management LP. This financing will enable the Company to continue with the execution of its business model and allow the Company to move forward with its slate of films already in progress."

ABOUT TAG ENTERTAINMENT CORP.

TAG Entertainment Corp. is an independently financed, fully integrated family film company based in Beverly Hills, California. TAG's principle business is the development and production of high quality family-oriented feature films for worldwide distribution. The company's feature films are developed and produced principally for the domestic and international theatrical motion picture markets. The company's television programming includes movies-for-television for the major television networks, basic cable, pay cable, first-run syndication and international markets. Established in 1999, TAG has fully financed and distributed five live action family films and has acquired certain rights to additional motion pictures of varying quality and commercial potential.

NOTE: The statements contained in this press release that are not historical facts are forward-looking statements under federal securities laws that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) TAG's ability to develop and produce additional feature length films; (ii) TAG's ability to generate significant revenue and achieve profitability; (iii) the estimated costs production; (iv) TAG's, ability to effectively implement its business strategy;
(v) TAG's ability to raise additional capital to fund its movie projects; and
(vi) the employment of additional qualified and experienced executive management.